Exhibit 99.1

BDCA Venture Reports 2014 Results and Announces 2015 Quarterly Distributions

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--March 26, 2015--BDCA Venture, Inc., a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), announced today operating and financial results for the year ended December 31, 2014. The Company will not be hosting a conference call following the release of its financial results. However, an updated investor presentation will be made available on BDCA Venture’s website at www.BDCV.com.

Portfolio Company Exits: During the year ended December 31, 2014, BDCA Venture completed the disposition of five portfolio positions (Xtime, TrueCar, Kabam, Millennial Media and Stoke), generating net proceeds of $24.2 million and net realized gains of $7.4 million. Additionally, the Company wrote off its Livescribe position resulting in a realized loss of $0.6 million; however this write-off did not have any impact on net asset value (“NAV”) as the fair value of this position had previously been recorded at $0.

2014 Dividends: The Company distributed $0.70 per share to stockholders in 2014 representing 100% of the Company’s $6.8 million of net realized gains in 2014.

Results of Operations and Balance Sheet: As of December 31, 2014, the total fair value of BDCA Venture’s 12 portfolio company investments was $45.8 million. BDCA Venture also had cash and cash equivalents of $27.4 million, or $2.80 per share. Net assets at December 31, 2014 were $66.8 million, or $6.82 per share, a decline of $0.83 per share from the prior year. The following table summarizes the change in NAV for the year ended December 31, 2014.

	Amount	Per Share

Net Asset Value, as of December 31, 2013(1)	$73,039,470	$7.65

Components of the Change in Net Asset Value during 2014:
Net Investment Loss(2)	(3,680,811)	(0.38)
Net Realized Gain(2)	6,778,371	0.70
Net Decrease in Unrealized Appreciation(2)	(4,034,392)	(0.42)
Stockholder Distributions	(6,778,371)	(0.70)
Capital Stock Transactions(3)	1,509,270	(0.03)
Change in Net Asset Value during 2014	(6,205,933)	(0.83)

Net Asset Value, as of December 31, 2014(1)	$66,833,537	$6.82
(1)	Per share data based on total common shares outstanding at the beginning and end of the corresponding period.
(2)	Unless otherwise indicated, per share data based on weighted average common shares outstanding during the period. For purposes of this presentation, the per share amount attributable to net decrease in unrealized appreciation for the year ended December 31, 2014 was decreased by $0.01 per share to $(0.42) to reconcile the change in net asset value per share to the other per share information presented.
(3)	Represents (i) the increase in net asset value attributable to repurchases of common stock during the period, and (ii) the dilutive effect of issuing common stock below net asset value per share during the period in connection with the payment of the Company’s stock dividend distributions during the period.

Portfolio Analysis: As of December 31, 2014, the Company held equity investments in 12 portfolio companies with a fair value of $45.8 million, one of which is publicly traded (Tremor Video), and 11 of which are private companies.

Based on quarterly calls with the management of these portfolio companies in the fourth quarter of 2014, the Company believes that only one or two of the private portfolio companies may attempt to complete an IPO in 2015. However, there is no assurance that any IPO for any portfolio company will be completed. In either or both of these cases, the Company expects the IPO would more likely occur in the second half of 2015 which means the Company’s disposition of such positions would be delayed until 2016 following the expiration of the typical 180-day lockup period. While certain private portfolio companies may elect to pursue an exit through a strategic sale or merger in lieu of completing an IPO, such exits are typically unpredictable and the Company generally is not advised of such transactions. Accordingly, we currently have no visibility to any net realized capital gains for the 2015 year.

The table below sets forth: (i) the unrealized appreciation (depreciation) of each of BDCA Venture’s portfolio companies held as of December 31, 2014, and (ii) the net change in unrealized appreciation (depreciation) during 2014 of each of BDCA Venture’s portfolio companies held as of December 31, 2014 as well as the aggregate net change for portfolio companies sold during 2014.

				Change In
	December 31, 2014			Unrealized
			Unrealized	Appreciation
			Appreciation	(Depreciation)
Portfolio Company	Cost	Fair Value	(Depreciation)	During 2014

Metabolon, Inc.	$4,000,000	$7,790,000	$3,790,000	$1,650,000
SilkRoad, Inc.	6,337,785	8,860,000	2,522,215	(57,785)
Mode Media Corporation	4,999,999	6,850,000	1,850,001	1,100,000
Deem, Inc.	3,000,000	4,290,000	1,290,000	1,290,000
Zoosk, Inc.	2,999,999	3,790,000	790,001	(1,860,000)
Centrify Corporation	2,999,999	3,310,000	310,001	310,001
MBA Polymers, Inc.	2,000,000	2,100,000	100,000	570,000
Harvest Power, Inc.	2,904,526	2,620,000	(284,526)	(554,527)
Suniva, Inc.	2,554,287	1,740,000	(814,287)	355,720
BrightSource Energy, Inc.	3,244,834	1,389,202	(1,855,632)	(438,501)
Tremor Video, Inc.	4,000,001	1,721,997	(2,278,004)	(1,757,997)
Agilyx Corporation	4,332,356	1,380,000	(2,952,356)	(792,356)

Portfolio company investments held as of December 31, 2014	43,373,786	45,841,199	2,467,413	(185,445)

Portfolio company investments sold during 2014	-	-	-	(3,749,204)
Funds held in escrow from sale of investment	809,311	709,568	(99,743)	(99,743)

Total portfolio company financial assets	$44,183,097	$46,550,767	$2,367,670	$(4,034,392)

Distribution Policy: On March 26, 2015, the Company’s Board of Directors (the “Board”) revised the Company’s distribution policy. Under the revised policy, the Company intends to pay regular quarterly distributions in an amount determined and declared by the Board in the first quarter of each year. These regular distributions are intended to provide a minimum level of distributions to the Company’s stockholders each year until it is generating sufficient net investment income under its strategy to implement its new investment objective (“New Investment Strategy”). To the extent the Company’s net realized capital gains exceed the aggregate amount of the Company’s minimum level of distributions, the Board also intends to declare a special distribution in December of each year so that the total distributions for the year represent at least 100% of the Company’s net realized capital gains.

Since the Company’s current portfolio company investments do not generate current income (i.e., dividends or interest income), the Company does not expect its regular and special distributions to be sourced from net investment income. As the Company transitions its portfolio to debt investments under its New Investment Strategy, however, it expects to generate current income and for current income to comprise a source of return for its stockholders over time. If and when the Company is able to generate net investment income under its New Investment Strategy, the Company intends to pay distributions equal to at least 90% of its taxable net investment income each year in order to maintain its regulated investment company status for tax purposes.

Quarterly 2015 Distributions Declared: Consistent with the revised distribution policy, on March 26, 2015, the Board declared quarterly regular distributions for 2015 each in the amount of $0.15 per share. The record and payment dates for these distributions are as follows:

Regular Distributions	Amount per Share	Record Date	Payment Date
First Quarter	$0.15	April 15, 2015	April 29, 2015
Second Quarter	$0.15	June 11, 2015	June 25, 2015
Third Quarter	$0.15	September 11, 2015	September 25, 2015
Fourth Quarter	$0.15	December 4, 2015	December 18, 2015

Each of these regular distributions will be paid entirely in cash. As of the declaration date of these regular distributions, the Company does not expect to earn net investment income and has no visibility to any net realized capital gains for the 2015 year. Accordingly, these regular distributions for 2015 are likely to represent a return of capital and also deplete the Company’s total assets available for investments. Stockholders should not draw any conclusions about the Company’s investment performance from the amount of these regular distributions.

Stock Repurchase Program: During the year ended December 31, 2014, the Company repurchased 128,977 shares of common stock at an average price of $5.16 per share, including commissions, for a total cost of $665,998. The Company’s net asset value per share increased by $0.03 per share as a result of the share repurchases during the year ended December 31, 2014. The weighted average discount to net asset value per share of the shares repurchased was 25%.

On March 26, 2015, the Board of Directors authorized an extension of the stock repurchase program for an additional six months to expire September 22, 2015. No shares have been repurchased under our stock repurchase program after December 31, 2014. In addition, due to our quarterly earnings blackout period, the Company will not be able to repurchase shares of its common stock until after it files its quarterly report for the quarter ended March 31, 2015.

Update on New Investment Strategy: The Company’s investment adviser intends to focus future investment activities on making secured and unsecured debt investments in growth companies that it believes are poised to grow at above-average rates relative to other sectors of the U.S. economy. As the Company transitions its portfolio to debt investments, it expects to generate current income and for current income to comprise a source of return for stockholders over time. However, if the Company is unable to successfully implement its New Investment Strategy in a timely manner or at all, the current income from debt investments may not exceed the Company’s annual operating expenses and, in such event, the Company may not be able to pay distributions representing earnings from net investment income. While subject to change due to various factors and the Company’s ability to successfully originate debt investment under its New Investment Strategy, the Company currently believes that its transformation to a portfolio that generates net investment income will not be completed until year-end 2016, at the earliest.

To date, the Company has not made any debt investments under its New Investment Strategy. Due to regulatory constraints, the Company can only make investments of a relatively small size at this time. Given this restriction, the Company may have limited opportunities to make investments in growth companies that meet its investment criteria and under terms acceptable to the Company’s investment adviser. Under the New Investment Strategy, the Company intends to primarily make debt investments in privately held growth companies across various stages of development, including early, later and growth stage companies, more established companies and lower middle market companies. It has been the Company’s experience that the later and growth stage companies that the Company may target, which are typically backed by one or more venture capital firms, are generally seeking to borrow from a single lender in amounts that are larger than the maximum investment the Company can make given the size of its capital base and the need to satisfy diversification requirements in order to maintain its regulated investment company status for tax purposes. In addition, it has been the Company’s experience that competition for these later and growth stage company investments from other lenders often leads to terms and pricing that the Company’s investment adviser does not believe adequately compensates the Company for the risk. With the Company’s current capital and investment size limitations, the Company’s investment adviser believes that it may need to focus more on investments in earlier stage companies which may have higher risks. While the Company has experience with equity investments in later and growth stage companies, it does not have significant experience with investments in earlier stage companies.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Kristin A. Brown, 646-558-1181
Vice President Investor Relations
kbrown@rcscapital.com